Exhibit 99.1

News Release

2010-16

Contact

Dianne VanBeber

Vice President, Investor Relations and Communications

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Reports First Quarter 2010 Results

Luxembourg, May 12, 2010

Intelsat S.A., the world’s leading provider of fixed satellite services, today reported results for the three months ended March 31, 2010.

Intelsat S.A. reported revenue of $621.1 million and a net loss of $102.6 million for the three months ended March 31, 2010. The company also reported Intelsat S.A. EBITDA[i], or earnings before net interest, loss on early extinguishment of debt, taxes and depreciation and amortization, of $445.8 million, and Intelsat Luxembourg Adjusted EBITDA[i] of $483.1 million, or 78 percent of revenue, for the three months ended March 31, 2010.

“First quarter 2010 performance was as anticipated in light of the previously reported events that are restraining our growth in the first half of 2010,” said Intelsat CEO, David McGlade. “Our confidence in our business is well-founded. Our attractive contract backlog, which increased to $9.5 billion at the end of the first quarter, provides stability to our business and visibility into our future revenue streams.”

McGlade continued, “Our goal is to deliver sustainable growth over the long term. With new capacity entering service on our network and solid demand for the services we provide, we will continue to execute on our business plan. As we progress, we look forward to an improving growth profile in the second half of 2010.”

Business Highlights

—

Intelsat received notice that the Government Accountability Office has dismissed the protests of the Commercial Broadband Satellite Program, or CBSP, a Navy contract awarded earlier this year to Intelsat General Corporation, a wholly owned subsidiary. The indefinite delivery, indefinite quantity (“IDIQ”) program has a total value of up to $543 million. We expect to begin receiving orders under the contract in the near future.

—

Intelsat announced an expansion of its April 2009 agreement for UHF hosted payload services with the Australian Defence Force (ADF). The ADF exercised its option to purchase the remainder of the specialized UHF communications payload that we are integrating within our Intelsat 22 satellite, scheduled for launch in the first quarter of 2012. As a result of this agreement, the entire UHF payload on the satellite is fully contracted for the expected life of the satellite.

—

Intelsat’s network services business continued to grow due to demand for capacity supporting telecommunications infrastructure in emerging economies. Intelig Telecom of Brazil signed a new, multi-transponder agreement for service on Intelsat 14 to support a number of infrastructure applications, including cellular backhaul. We expanded our growing relationship with Mercury Servicos de Telecommunicacoes of Angola (“MSTelcom”), under an agreement that provides

MSTelcom with managed services for IP connectivity on the Intelsat 1-R satellite which was repositioned following the launch of Intelsat 14. Also in Africa, Empresa Nacional de Telecoms Mozambique renewed a multi-transponder service agreement that supports telecommunications services such as cellular backhaul and VSAT networks for Mozambique’s geographically dispersed provinces.

—

Intelsat expanded its relationship with one of its largest media customers under a contract that extends through 2027. Grupo Televisa, S.A.B. announced that its Innova subsidiary agreed to buy services on 24 transponders on Intelsat’s IS-21 satellite, extending and expanding its existing agreement on Intelsat 9. The agreement covers the expected life of the IS-21 satellite, which is expected to launch in 2012.

—

On April 12, 2010, we announced our new, Cisco-based terrestrial infrastructure, IntelsatONE. IntelsatONE is a global, terrestrial architecture, consisting of an IP/MPLS-based network, fiber, teleports and points of presence. By year-end 2010, the network is expected to connect Intelsat’s North America and Europe-based teleports.

—

Intelsat’s satellite development and launch programs continue to progress. On February 12, 2010, the Intelsat 16 satellite was successfully launched and entered service in March 2010. Meanwhile, the recently purchased Intelsat 25 satellite completed its drift and test period, entering service at 328.5° east longitude in early April 2010.

—

On April 5, 2010, Intelsat’s Galaxy 15 satellite experienced an anomaly. We have transitioned all media traffic on this satellite to our Galaxy 12 satellite, which was the designated in-orbit spare for the North American region. Galaxy 15 is an Orbital Star satellite manufactured by Orbital Sciences Corporation. Along with the manufacturer, we are conducting a technical investigation with respect to the anomaly. If we are not successful in our attempts to restore our communications with the satellite, an impairment loss could be recognized in a future period. At March 31, 2010, the net book value of Galaxy 15 was $142.4 million.

—	Intelsat’s average fill rate on its approximately 2,025 station-kept transponders was 82 percent at March 31, 2010.

—

On April 21, 2010, Intelsat S.A. completed a consent solicitation to amend certain terms of Intelsat S.A.’s 7 5/8% Senior Notes due 2012 and 6  1/2% Senior Notes due 2013. The most significant amendments replaced the limitation on secured debt covenant, which limited secured debt of Intelsat S.A. and its restricted subsidiaries to 15 percent of their consolidated net tangible assets (subject to certain restrictions), with a new limitation on liens covenant, which generally limits such secured debt to two times the adjusted EBITDA of Intelsat S.A (as defined) plus certain general baskets (subject to certain exceptions), and made certain corresponding changes to the sale and leaseback covenant as a result of the addition of the new limitation on liens covenant.

Financial Results for the Three Months Ended March 31, 2010

We are introducing expanded disclosure with respect to On-Network and Off-Network and Other revenues. On-Network revenues generally include revenues from any services delivered via our satellite or ground network. Off-Network and Other revenues generally include revenues from transponder services, mobile satellite services, or MSS, and other satellite-based transmission services utilizing capacity procured from other operators, often in frequencies not available on our network. It also includes revenues from consulting and other services. We believe the additional information will improve investors’ ability to analyze margin trends in our business.

Revenue for the three months ended March 31, 2010 decreased by $10.7 million, or 2 percent, to $621.1 million as compared to $631.8 million for the three months ended March 31, 2009. This decline was primarily due to the resale of a launch vehicle during the first quarter of 2009 with no similar resales in the first quarter of 2010. By service type, revenue increased or decreased due to the following:

On-Network Revenues:

•

Transponder services— an aggregate increase of $6.4 million, due mostly to a $5.8 million increase in revenue from network services customers, resulting from new business, renewals and traffic transitioned from managed services. Customers located in the Africa and Middle East region produced the highest growth. The change also reflects a $1.2 million increase in revenues resulting from new services and strong renewals sold primarily to customers of our Intelsat General business.

•

Managed services— an aggregate decrease of $4.6 million, due mostly to a $3.7 million decrease in revenue from network services customers for broadband solutions primarily in the Africa and Middle East region.

•

Channel— an aggregate decrease of $2.9 million related to a continued decline from the migration of point-to-point satellite traffic to fiber optic cables across transoceanic routes, a trend which we expect will continue.

Off-Network and Other Revenues:

•

Transponder, MSS and other off-network services— an aggregate increase of $10.8 million, primarily due to a $6.3 million increase in transponder services related to customers of our Intelsat General business as well as $4.6 million in increased mobile satellite services revenue from usage-based mobile services.

•

Satellite-related services— an aggregate decrease of $20.5 million, resulting primarily from $22.1 million in launch vehicle resale revenues recorded in the first quarter of 2009 with no similar resales occurring in the first quarter of 2010. This was partially offset by an increase in professional services revenue generated by our Intelsat General business during the three months ended March 31, 2010.

Changes in direct costs of revenue, selling, general and administrative expenses, depreciation and amortization and interest expense, net are described below.

—

Direct costs of revenue decreased by $6.2 million, or 6 percent, to $97.4 million for the three months ended March 31, 2010 as compared to the three months ended March 31, 2009. The decrease was primarily due to a net $6.8 million decline in cost of sales to $46.8 million related to Off-Network and Other revenues. The $6.8 million decline consisted of a decrease of $17.8 million related to the resale of a launch vehicle by our satellite-related services business in the first quarter of 2009, offset by an increase of $10.9 million for purchases of fixed and mobile off-network capacity related to increased services sold primarily by our Intelsat General business.

—

Selling, general and administrative expenses decreased by $1.4 million, or 3 percent, to $45.1 million for the three months ended March 31, 2010 as compared to the three months ended March 31, 2009. The decrease was primarily due to $6.0 million in lower compensation costs associated with the Intelsat Global, Ltd. 2008 Share Incentive Plan, offset by an increase of $3.4 million in bad debt expense as compared to a credit in the first quarter of 2009.

—

Depreciation and amortization expense decreased by $14.1 million, or 7 percent, to $196.8 million for the three months ended March 31, 2010 as compared to the three months ended March 31, 2009. This decrease was primarily due to:

•

an aggregate decrease of $30.2 million resulting from lower depreciation expense due to certain satellites, ground and other assets becoming fully depreciated and the impairment of our IS-4 satellite in 2010, together with a decline in amortization expense; partially offset by

•

an aggregate increase of $16.0 million resulting from higher depreciation expense due to satellites placed into service during the second half of 2009 and the first quarter of 2010, together with changes in the estimated remaining useful lives of certain satellites.

—

Our income (loss) from operations increased by $481.6 million to income from operations of $245.5 million for the three months ended March 31, 2010 as compared to a loss from operations of $236.2 million for the three months ended March 31, 2009. In addition to the impacts described above, our financial results were affected by certain material pre-tax charges incurred during the three months ended March 31, 2010, as discussed below:

•	a $6.5 million non-cash impairment charge recorded in the first quarter of 2010 to write off our IS-4 satellite, which was deemed unrecoverable after an anomaly occurring in February 2010; and

•

a $29.9 million loss recognized on our derivative financial instruments for the three months ended March 31, 2010 due to cash settlements for interest, representing the difference between the amount of floating rate interest we receive and the amount of fixed rate interest we pay, together with changes resulting from marking the instruments to fair value.

—

Interest expense, net consists of the gross interest expense we incur less the amount of interest we capitalize related to capital assets under construction and less interest income earned. Interest expense, net decreased by $10.9 million, or 3 percent, to $339.8 million for the three months ended March 31, 2010, as compared to $350.7 million for the three months ended March 31, 2009. The decrease in interest expense was principally due to the following:

•	a decrease of $11.1 million due to lower interest rates on our variable rate debt in 2010 as compared to 2009;

•	a decrease of $9.8 million resulting from higher capitalized interest expense due to an increase in the number of satellites under construction as compared to 2009; offset by

•	a net increase of $7.5 million in interest expense associated with higher net principal balance of debt outstanding.

The non-cash portion of total interest expense, net was $97.4 million for the three months ended March 31, 2010 and included $72.0 million of payment-in-kind interest expense. The remaining non-cash interest expense was primarily associated with the amortization of deferred financing fees incurred as a result of new or refinanced debt and the amortization and accretion of discounts and premiums.

—

Loss on early extinguishment of debt was $14.9 million for the three months ended March 31, 2009, with no similar charge during the three months ended March 31, 2010. The 2009 loss on early extinguishment of debt was recognized in connection with Intelsat Subsidiary Holding Company S.A.’s purchase of $114.2 million of Intelsat S.A.’s outstanding 7 5/8% Senior Notes due 2012 for $93.3 million and $346.5 million of Intelsat S.A.’s outstanding 6 1/2% Senior Notes due 2013 for $254.6 million pursuant to a cash tender offer. The loss was primarily driven by the difference between the carrying value of Intelsat S.A. notes purchased and the cash paid for the purchase. The value of Intelsat S.A.’s notes had been adjusted to fair value in connection with the acquisition of our parent company on February 4, 2008.

—

Other income, net was $2.8 million for the three months ended March 31, 2010 as compared to $0.9 million for the three months ended March 31, 2009. The increase of $1.8 million was primarily due to a $1.3 million gain recorded related to our sale of Viasat, Inc. common stock during the three months ended March 31, 2010.

EBITDA, Intelsat Luxembourg Adjusted EBITDA and Other Financial Metrics

Intelsat S.A. EBITDA of $445.8 million for the three months ended March 31, 2010 reflected an increase of $470.2 million from a loss of $24.4 million for the same period in 2009. The 2009 loss reflects a non-cash impairment charge of $499.1 million incurred in the first quarter of 2009 for orbital location impairments. Intelsat Luxembourg Adjusted EBITDA decreased by $11.3 million, or 2 percent, to $483.1 million, or 78 percent of revenue, for the three months ended March 31, 2010 from $494.4 million, or 78 percent of revenue, for the same period in 2009.

At March 31, 2010 and December 31, 2009, Intelsat’s backlog, representing expected future revenue under contracts with customers and Intelsat’s pro rata share of backlog in its joint venture investments, was $9.5 billion and $9.4 billion, respectively.

Intelsat management has reviewed the data pertaining to the use of the Intelsat network and is providing revenue information with respect to that use by customer set and service type in the following tables. Intelsat management believes this provides a useful perspective on the changes in revenue and customer trends over time.

Revenue Comparison by Customer Set and Service Type

	Three Months Ended March 31,		Three Months Ended March 31,
	2009		2010
Network Services	$310,316	49%	$308,092	50%
Media	195,790	31%	194,343	31%
Government	97,365	15%	113,353	18%
Other	28,376	5%	5,352	1%

	$631,847	100%	$621,140	100%

By Service Type
	Three Months Ended March 31,		Three Months Ended March 31,
	2009		2010
On-Network Revenues
Transponder Services	$444,192	70%	$450,641	73%
Managed Services	83,937	13%	79,374	13%
Channel	34,135	6%	31,284	5%

Total On-Network Revenues	562,264	89%	561,299	91%
Off-Network and Other Revenues
Transponder, MSS and off-network services	38,820	6%	49,572	8%
Satellite-related services	30,763	5%	10,269	1%

Total Off-Network and Other Revenues	69,583	11%	59,841	9%

Total	$631,847	100%	$621,140	100%

The following table, presented to assist with analysis of 2010 results, presents 2009 revenue by quarter according to the On-Network and Off-Network and Other categorization.

	Three Months Ended March 31, 2009		Three Months Ended June 30, 2009		Three Months Ended September 30, 2009		Three Months Ended December 31, 2009

On-Network Revenues
Transponder Services	$444,192	70%	$452,339	70%	$453,579	73%	$445,368	72%
Managed Services	83,937	13%	84,447	13%	83,489	14%	86,735	14%
Channel	34,135	6%	34,127	5%	33,092	5%	32,306	5%

Total On-Network Revenues	562,264	89%	570,913	89%	570,160	92%	564,409	91%
Off-Network and Other Revenues
Transponder, MSS and other off-network services	38,820	6%	39,980	6%	37,501	6%	44,358	7%
Satellite-related services	30,763	5%	31,591	5%	10,227	2%	12,053	2%

Total Off-Network and Other Revenues	69,583	11%	71,571	11%	47,728	8%	56,411	9%

Total	$631,847	100%	$642,484	100%	$617,888	100%	$620,820	100%

Free Cash Flow from Operations and Capital Expenditures

Free cash flow from operations ii was a negative $106.1 million during the three months ended March 31, 2010, as a result of interest and satellite construction payments as well as changes in working capital during the period. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Payments for satellites and other property and equipment during the three months ended March 31, 2010 totaled $190.5 million, including $18.5 million in consolidated capital expenditures incurred for the Intelsat New Dawn satellite.

Intelsat is in the process of procuring and building eight satellites that are expected to be launched by the end of 2012, including the Intelsat New Dawn satellite. In addition to these announced programs, the company expects to procure two additional replacement satellites during this period. Intelsat expects 2010 total capital expenditures to range from $825 million to $900 million. Expected annual capital expenditure ranges for fiscal years 2011 and 2012 are $800 million to $875 million, and $450 million to $525 million, respectively. This guidance excludes the capital expenditures associated with the Intelsat New Dawn satellite.

End Notes

i

In this release, financial measures are presented both in accordance with GAAP and also on a non-GAAP basis. EBITDA, Intelsat Luxembourg Adjusted EBITDA, free cash flow from operations figures and related margins included in this release are non-GAAP financial measures. Please see the consolidated financial information below for information reconciling non-GAAP financial measures to comparable GAAP financial measures. Intelsat Luxembourg Adjusted EBITDA is a term based on Adjusted EBITDA, as defined in the indenture governing the 11 1 /4% Senior Notes due 2017 and the 11  1/2%/12  1/2% Senior PIK Election Notes due 2017 issued by Intelsat (Luxembourg) S.A. (the “2017 PIK Notes”) on June 27, 2008. Please see the reconciliations of Intelsat Luxembourg Adjusted EBITDA to Intelsat S.A. EBITDA provided with the consolidated financial information below.

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 11:00 a.m. EDT on Wednesday, May 12, 2010 to discuss the company’s financial results for the three months ended March 31, 2010. Access to the live conference call will also be available via the Internet at the Intelsat Web site: www.intelsat.com/investors/events. To participate on the live call, United States-based participants should call (800) 798-2801. Non-U.S. participants should call +1 (617) 614-6205. The participant pass code is 96956872. Participants will have access to a replay of the conference call through May 19, 2010. The replay number for U.S.-based participants is (888) 286-8010 and for non-U.S. participants is +1 (617) 801-6888. The participant pass code for the replay is 45454185.

About Intelsat

Intelsat is the leading provider of fixed satellite services worldwide. For over 45 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet Service Providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Some of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements include: risks associated with operating our in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance; potential changes in the number of companies offering commercial satellite launch services and the number of commercial satellite launch opportunities available in any given time period that could impact our ability to timely schedule future launches and the prices we have to pay for such launches; our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations; possible future losses on satellites that are not adequately covered by insurance; domestic and international government regulation; changes in our revenue backlog or expected revenue backlog for future services; pricing pressure and overcapacity in the markets in which we compete; inadequate access to capital markets; the competitive environment in which we operate; customer defaults on their obligations owed to us; our international operations and other uncertainties associated with doing business internationally; and litigation. Known risks include, among others, the risks included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2009, its Registration Statement on Form S-1 filed on April 29, 2010, and its other filings with the U.S. Securities and Exchange Commission, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT S.A.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2010

Revenue	$631,847	$621,140
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	103,520	97,357
Selling, general and administrative	46,510	45,119
Depreciation and amortization	210,929	196,807
Impairment of asset value	499,100	6,538
Losses on derivative financial instruments	7,956	29,867

Total operating expenses	868,015	375,688

Income (loss) from operations	(236,168)	245,452
Interest expense, net	350,720	339,824
Loss on early extinguishment of debt	(14,876)	—
Other income, net	932	2,773

Loss before income taxes	(600,832)	(91,599)
Provision for (benefit from) income taxes	(43,246)	11,829

Net loss	(557,586)	(103,428)
Net (income) loss attributable to noncontrolling interest	(60)	810

Net loss attributable to Intelsat S.A.	$(557,646)	$(102,618)

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA

($ in thousands)

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2010

Net loss attributable to Intelsat S.A.	$(557,646)	$(102,618)
Add:
Interest expense, net	350,720	339,824
Loss on early extinguishment of debt	14,876	—
Provision for (benefit from) income taxes	(43,246)	11,829
Depreciation and amortization	210,929	196,807

Intelsat S.A. EBITDA	$(24,367)	$445,842

Intelsat S.A. EBITDA margin	N/A	72%

Note:

Intelsat S.A. EBITDA consists of earnings before net interest, loss on early extinguishment of debt, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and Intelsat presents Intelsat S.A. EBITDA to provide further information with respect to its operating performance. Intelsat S.A. EBITDA margin is defined as Intelsat S.A. EBITDA divided by total revenue. Intelsat uses Intelsat S.A. EBITDA as one criterion for evaluating its performance relative to that of its peers. Intelsat believes that Intelsat S.A. EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Intelsat S.A. EBITDA and Intelsat S.A. EBITDA margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Intelsat S.A. EBITDA or Intelsat S.A. EBITDA margin as an alternative to operating income or net loss or operating or net income (loss) margin, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.

INTELSAT S.A.

UNAUDITED RECONCILIATION OF CASH FLOW FROM OPERATIONS TO

INTELSAT LUXEMBOURG ADJUSTED EBITDA AND SUB HOLDCO ADJUSTED EBITDA

($ in thousands)

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2010

Reconciliation of net cash provided by operating activities to net loss attributable to Intelsat S.A.:
Net cash provided by operating activities	$81,952	$84,448
Depreciation and amortization	(210,929)	(196,807)
Impairment of asset value	(499,100)	(6,538)
Provision for doubtful accounts	1,167	(2,200)
Foreign currency transaction loss	(846)	(213)
Loss on disposal of assets	(1,943)	(13)
Share-based compensation expense	(466)	5,981
Deferred income taxes	49,912	106
Amortization of discount, premium, and other non-cash items	(31,276)	(25,447)
Interest paid-in-kind	(72,843)	(71,986)
Loss on early extinguishment of debt	(14,496)	—
Share in gain of unconsolidated affiliates	132	124
Gain on sale of investment	—	1,261
Unrealized gain (loss) on derivative financial instruments	6,505	(4,355)
Other non-cash items	17	(866)
Net (income) loss attributable to noncontrolling interest	(60)	810
Changes in operating assets and liabilities	134,628	113,077

Net loss attributable to Intelsat S.A.	(557,646)	(102,618)

Add (Subtract):
Interest expense, net	350,720	339,824
Loss on early extinguishment of debt	14,876	—
Provision for (benefit from) income taxes	(43,246)	11,829
Depreciation and amortization	210,929	196,807

Intelsat, S.A. EBITDA	(24,367)	445,842

Add (Subtract):
Parent and intercompany expenses, net	2,922	2,307
EBITDA from unrestricted subsidiaries	(512)	(790)
Compensation and benefits	1,635	(5,981)
Management fees	5,797	6,178
Share in gain of unconsolidated affiliates	(132)	(124)
Impairment of asset value	499,100	6,538
Loss on derivative financial instruments	7,956	29,867
Gain on sale of investment	—	(1,261)
Non-recurring and other non-cash items	4,264	2,821
Satellite performance incentives	(2,231)	(2,255)

Intelsat Luxembourg Adjusted EBITDA	494,432	483,142

Intelsat Luxembourg Adjusted EBITDA Margin	78%	78%

Add (Subtract):
Intelsat Corp Adjusted EBITDA	(185,592)	(186,056)
Parent and intercompany expenses	244	358
Satellite performance incentives	2,231	2,255

Sub Holdco Adjusted EBITDA	$311,315	$299,699

Note:

Intelsat calculates a measure called Intelsat Luxembourg Adjusted EBITDA, based on the term Adjusted EBITDA, as defined in the indenture governing the 2017 PIK Notes. Intelsat Luxembourg Adjusted EBITDA consists of Intelsat S.A. EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under this indenture as described in the table above. Intelsat Luxembourg Adjusted EBITDA as presented above is calculated only with respect to Intelsat (Luxembourg) S.A. and its subsidiaries. Intelsat Luxembourg Adjusted EBITDA is a material component of certain ratios used in this indenture, such as the unsecured indebtedness leverage ratio and the secured indebtedness leverage ratio. Intelsat Luxembourg Adjusted EBITDA Margin is defined as Intelsat Luxembourg Adjusted EBITDA divided by Intelsat (Luxembourg) S.A. total revenue.

Intelsat also calculates a measure called Sub Holdco Adjusted EBITDA, based on the term Consolidated EBITDA, as defined in the Credit Agreement of Intelsat Subsidiary Holding Company S.A. (“Intelsat Sub Holdco”) dated as of July 3, 2006, as amended. Sub Holdco Adjusted EBITDA consists of EBITDA as adjusted to exclude certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the Credit Agreement as described in the table above. Sub Holdco Adjusted EBITDA as presented above is calculated only with respect to Intelsat Sub Holdco and its subsidiaries. Sub Holdco Adjusted EBITDA is a material component of certain covenant ratios used in the Credit Agreement that apply to Intelsat Sub Holdco and its subsidiaries, such as the secured debt leverage ratio and total leverage ratio.

Intelsat Luxembourg Adjusted EBITDA, Sub Holdco Adjusted EBITDA and Intelsat Luxembourg Adjusted EBITDA Margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Sub Holdco Adjusted EBITDA, Intelsat Luxembourg Adjusted EBITDA or Intelsat Luxembourg Adjusted EBITDA Margin as alternatives to operating income or net loss or operating or net income (loss) margin, determined in accordance with GAAP, as indicators of Intelsat’s operating performance, or as alternatives to cash flows from operating activities, determined in accordance with GAAP, as indicators of cash flows or as measures of liquidity.

INTELSAT S.A.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	As of December 31, 2009	As of March 31, 2010
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$477,571	$380,511
Receivables, net of allowance of $20,517 in 2009 and $19,928 in 2010	294,539	296,906
Deferred income taxes	50,643	51,011
Prepaid expenses and other current assets	33,561	54,730

Total current assets	856,314	783,158
Satellites and other property and equipment, net	5,781,955	5,804,400
Goodwill	6,780,827	6,780,827
Non-amortizable intangible assets	2,458,100	2,458,100
Amortizable intangible assets, net	978,599	946,029
Other assets	487,140	493,629

Total assets	$17,342,935	$17,266,143

LIABILITIES AND SHAREHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$157,519	$152,140
Employee related liabilities	48,882	23,779
Accrued interest payable	369,376	265,360
Current portion of long-term debt	97,689	92,591
Deferred satellite performance incentives	18,683	16,220
Deferred revenue	53,671	55,429
Other current liabilities	68,823	63,839

Total current liabilities	814,643	669,358

Long-term debt, net of current portion	15,223,010	15,367,701
Deferred satellite performance incentives, net of current portion	128,774	125,350
Deferred revenue, net of current portion	254,636	296,110
Deferred income taxes	548,719	540,775
Accrued retirement benefits	239,873	239,026
Other long-term liabilities	335,159	337,141

Redeemable noncontrolling interest	8,884	16,604

Shareholder’s equity (deficit):
Ordinary shares, $1.00 par value,100,000,000 shares authorized; 5,000,000 shares issued and outstanding at December 31, 2009 and March 31, 2010 respectively.	5,000	5,000
Paid-in capital	1,520,616	1,506,720
Accumulated deficit	(1,667,998)	(1,772,980)
Accumulated other comprehensive loss	(68,381)	(66,579)

Total Intelsat S.A. shareholder’s deficit	(210,763)	(327,839)

Noncontrolling interest	—	1,917

Total liabilities and shareholder’s deficit	$17,342,935	$17,266,143

INTELSAT S.A.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2010
Cash flows from operating activities:
Net loss	$(557,586)	$(103,428)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	210,929	196,807
Impairment of asset value	499,100	6,538
Provision for doubtful accounts	(1,167)	2,200
Foreign currency transaction loss	846	213
Loss on disposal of assets	1,943	13
Share-based compensation expense	466	(5,981)
Deferred income taxes	(49,912)	(106)
Amortization of discount, premium, issuance costs and other non-cash items	31,276	25,447
Interest paid-in-kind	72,843	71,986
Loss on early extinguishment of debt	14,496	—
Share in gain of unconsolidated affiliates	(132)	(124)
Gain on sale of investment	—	(1,261)
Unrealized (gains) losses on derivative financial instruments	(6,505)	4,355
Other non-cash items	(17)	866
Changes in operating assets and liabilities:
Receivables	(8,436)	(6,069)
Prepaid expenses and other assets	1,611	(78,442)
Accounts payable and accrued liabilities	(99,470)	(70,321)
Deferred revenue	(23,537)	43,232
Accrued retirement benefits	1,111	(847)
Other long-term liabilities	(5,907)	(630)

Net cash provided by operating activities	81,952	84,448

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(132,550)	(190,526)
Proceeds from sale of other property and equipment	744	—
Proceeds from sale of investment	—	28,594
Capital contributions to unconsolidated affiliates	(6,105)	(6,105)
Other investing activities	1,187	4,896

Net cash used in investing activities	(136,724)	(163,141)

Cash flows from financing activities:
Repayments of long-term debt	(376,078)	(28,125)
Proceeds from issuance of long-term debt	382,485	13,774
Debt issuance costs	(7,331)	—
Noncontrolling interest in New Dawn	—	610
Principal payments on deferred satellite performance incentives	(9,359)	(4,315)
Principal payments on capital lease obligations	(1,580)	(98)

Net cash used in financing activities	(11,863)	(18,154)

Effect of exchange rate changes on cash and cash equivalents	(846)	(213)

Net change in cash and cash equivalents	(67,481)	(97,060)
Cash and cash equivalents, beginning of period	470,211	477,571

Cash and cash equivalents, end of period	$402,730	$380,511

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$317,846	$280,826
Income taxes paid	10,417	6,382

Supplemental disclosure of non-cash investing activities:
Accrued capital expenditures	$15,253	$66,335
Put option derivatives	36,040	(4,120)

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING

ACTIVITIES

TO FREE CASH FLOW FROM OPERATIONS

($ in thousands)

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2010

Net cash provided by operating activities	$81,952	$84,448

Payments for satellites and other property and equipment (including capitalized interest)	(132,550)	(190,526)

Free cash flow for operations	$(50,598)	$(106,078)

Note:

Free cash flow from operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Free cash flow from operations is not a measurement of cash flow under GAAP. Intelsat believes free cash flow from operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts and investors in assessing performance. Free cash flow from operations does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from operations is not a measure of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from operations as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.